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                                                                   EXHIBIT 10.26


                          INVESTMENT BANKING AGREEMENT

This Agreement has been entered into on April 5, 2004 by and between tarpon Industries, Inc., located at 2420 Wills Street, Marysville, MI 48040 ("Tarpon"), and JOSEPH GUNNAR & CO., LLC, located at 30 Broad Street, New York, NY 10004 ("JGUN").

By execution of this document (the "Investment Banking Agreement" or, the "Agreement") Tarpon agrees to retain JGUN and JGUN agrees to be retained by Tarpon, on a non-exclusive basis, pursuant to the following terms and conditions;

1. SERVICES. JGUN shall perform investment banking services related to corporate finance matters on behalf of Tarpon. In this regard, JGUN shall devote such general advisory consultative time and attention to such presently ongoing and potentially upcoming Tarpon non-transactional business development matters on which Tarpon shall request its services, subject to the direction of its Board of Directors. Furthermore, JGUN also stands ready, on a non-exclusive basis and subject to mutually acceptable case-by-case terms, to investigate, analyze and process transactional business development matters deemed appropriate by Tarpon, i.e., business combinations; capital raisings; joint ventures; shareholder rights offerings; credit facilities; debt financings; and such other projects generally considered investment banking activity. It is acknowledged that Tarpon shall not be required to accept nor use any General Advisory Services, as defined, provided by JGUN nor will Tarpon be required to retain JGUN for any Business Combination Services nor Capital Raising Transactions, as each is defined.

2. TERM. JGUN's retention shall be for twelve (12) months commencing on the date hereof (the "Term") and automatically renewed yearly unless either Tarpon or JGUN notifies the other of its intention to not renew prior to the expiration of the then applicable term.

3.    COMPENSATION.

      (a) For General Advisory Services (relating to any corporate finance topic and inclusive of business combination initial due diligence analysis): JGUN shall be compensated in the amount of $7,500 per month plus reimbursement of reasonably incurred out-of-pocket expenses. Payment for the period ending May 4, 2004 shall be made upon execution of this Agreement and then on the 1st of each month thereafter. In the event of a business combination transaction fee due JGUN as hereinafter described, 25% of any such monthly General Advisory Services fees paid to JGUN to that point shall be applied against such business combination transaction fees otherwise due.

      (b) (For Business Combination Transactions (merger, acquisition, sale and joint venture): JGUN shall be entitled to receive success based compensation equal to five percent (5%) of the initial $5,000,000, four percent (4%) of the next $5,000,000, and three percent (3%) beyond $10,000,000 of the Total

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            Consideration (as hereinafter defined, see Exhibit A) relating to
            (i) any acquisition of 20% or more of the stock or assets of any company consummated or agreed to pursuant to term sheet, letter of intent or similar, and thereafter consummated (ii) any sale of 20% or more of the stock or assets of Tarpon consummated or agreed to pursuant to term sheet, letter of intent or similar, and thereafter consummated, and (iii), any merger or other business combination, including joint ventures, involving Tarpon, consummated or agreed to pursuant to term sheet, letter of intent or similar, and thereafter consummated (any such transactions set forth in (i)-(iii) hereinafter referred to as a ("Sale Transaction") during the Term or renewed Term(s), if applicable

      (c) For Capital Raising Transactions: Tarpon and JGUN acknowledge that JGUN shall be entitled to receive success based compensation in a mutually agreeable combination of cash and warrants to purchase Tarpon common stock in amounts to be determined on a case-by-case basis.

      (d)   For Corporate Projects And Transactions Not Describe In a), b) and
            c) Above: JGUN shall be compensated pursuant to mutual agreement of Tarpon and JGUN based upon the scope of such services contemplated prior to commencement of such services.

4. SEMI-EXCLUSIVITY. Tarpon agrees that JGUN shall have no preferential right for the Term and renewed Term(s), if applicable, to participate in any financing transaction for Tarpon but, nevertheless, Tarpon shall use its best efforts as follows: (i) with respect to any underwritten public offering, of equity or debt (which shall not include for purposes hereof any senior secured bank financing), or Rule 144A offering (collectively referred to as a "Financing Transaction") raising gross proceeds of $25,000,000 or less, JGUN shall be afforded the opportunity to "pitch" for the lead management of such Financing Transaction (whether as underwriter or placement agent) unless such offering is to be lead managed by a major bracket underwriting firm, in which event JGUN shall be offered the right to participate in such Financing Transaction as a co-manager and (ii) with respect to any Financing Transaction raising gross proceeds in excess of $25,000,000, JGUN shall be afforded the opportunity to "pitch" its ability to act as a selling group member.

5.    LIABILITY AND INDEMNIFICATION.

      (a) JGUN shall not be subject to liability to Tarpon or to any office, director, employee, shareholder or creditor of Tarpon by virtue of any act or omission in the course of or connected with the rendering or providing of general advisory/consulting and/or corporate transaction services hereunder, except for JGUN acts of bad faith or gross negligence.

      (b) Tarpon agrees to defend, indemnify and hold harmless JGUN from and against any and all costs, expenses, and liabilities (including reasonable attorney's fees) which may in any way result from services rendered by JGUN pursuant to or in

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            connection with this Agreement, except for JGUN acts of bad faith or gross negligence.

6. NOTICES. Notices shall be sent to Tarpon and JGUN at their respective addresses set forth above to the attention of President at Tarpon and Stephan A. Stein at JGUN. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner described here.

7. GOVERNING LAW. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof. Any action relating to this Agreement shall be brought only in Federal and State courts in the City, County and State of New York.

8. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Tarpon and JGUN, and may not be altered or modified except in writing and signed by the party to be charged thereby. Tarpon and JGUN acknowledge that certain terms of an Underwriting Agreement consummated prior to expiration of the Term may be inconsistent with and shall supercede those of this Agreement but nevertheless, this Agreement shall, to the extent not inconsistent, survive in accordance with its terms.

9. BINDING EFFECT. This Agreement shall be binding upon Tarpon and JGUN and their respective heirs, administrators, successors and assigns and may only be assigned upon written agreement of Tarpon and JGUN.

The terms and conditions described above are acknowledged and acceptable:

Joseph Gunnar & Co., LLC                  Tarpon Industries, Inc.

By: /s/ Stephan A. Stein                  By: /s/ Gary D. Lewis
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    Stephan A. Stein, Managing Director       Gary D. Lewis, Chief Executive
                                              Officer